                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                       GENERAL NUTRITION COMPANIES, INC.
                       ---------------------------------
               (Exact name of issuer as specified in its charter)

        Delaware                                       04-3056351
        --------                                       ----------
 State of Incorporation                   (IRS Employer Identification Number)

         921 Penn Avenue, Pittsburgh, Pennsylvania 15222 (412) 288-4600
         --------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                       GENERAL NUTRITION COMPANIES, INC.

                 1996 Management and Director Stock Option Plan
                1996 Management and Director Stock Purchase Plan

                             Stock Option Agreement
                             ----------------------
                           (Full Titles of the Plans)

                            James M. Sander, Esquire
             Vice President - Law, Chief Legal Officer & Secretary

                                921 Penn Avenue
                              Pittsburgh, PA 15222

                                 (412) 288-4619
                                 --------------
            (Name, Address and telephone number of agent for service)
                                 --------------
                        CALCULATION OF REGISTRATION FEE

                                                     Proposed          Proposed
Title of                                             Maximum           Maximum
Securities                 Amount                    Offering          Aggregate        Amount of
to be                      to be                     Price             Offering         Registration
Registered                 Registered (1)            Per Share         Price            Fee (2)
----------                 --------------            ----------        -------------    -------
Common Stock,               2,225,000                   15.50           $ 34,487,500       $10,451
par value $.01                625,000                   18.60             11,625,000         3,523
per share                      50,000                   16.875               843,750           256
                            2,100,000                   17.75             37,275,000        11,295
                              535,028                   12.48              6,677,450         2,024
                              464,972                   17.75              8,253,253         2,501
                              125,000                   16.875             2,109,375           639
                           ----------                                   ------------     ---------
                            6,125,000                                   $101,271,328       $30,689

(1) Also registered hereunder are such additional number of shares of common stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plans and option agreements to which this Registration Statement relates.

(2) The registration fee has been calculated with respect to 2,564,972 of the shares registered on the basis of the average of the high and low sale price ($17.75) on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), on February 3, 1997; and with respect to the remaining 3,560,028 shares on the basis of the offering price thereof under the foregoing employee benefit plans and stock option.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference the documents listed in
(a) through (c) below. In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (prior to the filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

         (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest Prospectus contained in the Company's Registration Statement on Form S-3 or filed pursuant to the Rule 424(b) under the Securities Act of 1933, which contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report, the Prospectus, or the effective Registration Statement referred to in (a) above.

         (c) The description of the Company's Common Stock which is contained in the Registration Statement filed by the Company under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES

         Inapplicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The consolidated financial statements incorporated in this registration statement by reference from the Company's Annual Report on Form 10-K for the year ended February 3, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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         With respect to the unaudited interim financial information for the
Twelve Weeks Ended April 27, 1996 and April 29, 1995, Twelve Weeks Ended July 20, 1996 and July 22, 1995, and the Twelve Weeks Ended October 12, 1996 and October 14, 1995, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended April 27, 1996, July 20, 1996 and October 12, 1996 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedure applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

         The validity of the authorization issuance of the Common Stock offered hereby will be passed upon for the Company by James M. Sander, its Vice President-Law, Chief Legal Officer and Secretary.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article TENTH of the Certificate of Incorporation of the Company provides as follows:

         No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provisions of law imposing such liability; provided however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) of any transaction from which the director derived an improper personal benefit.

         Section 145 of the General Corporation Law of the State of Delaware permits the indemnification and insurance of the corporation's directors and officers under certain circumstances.

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         Article 10 of the By-laws of the Company provides as follows:

                                   ARTICLE 10
                                INDEMNIFICATION

         SECTION 10.1 THIRD PARTY ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         SECTION 10.2 DERIVATIVE ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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         SECTION 10.3 EXPENSES. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections
10.1 and 10.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         SECTION 10.4 AUTHORIZATION. Any indemnification under Sections 10.1 and 10.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 10.1 and
10.2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

         SECTION 10.5 ADVANCE PAYMENT OF EXPENSES. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such officer or director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article
10. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         SECTION 10.6 NON-EXCLUSIVENESS. The indemnification provided by this
Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         SECTION 10.7 INSURANCE. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted

                                       5


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against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 10.

         SECTION 10.8 CONSTITUENT CORPORATIONS. The Corporation shall have power to indemnify any person who is or was a director, officer, employee or agent of a constituent corporation absorbed in a consolidation or merger with this Corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in the same manner as hereinabove provided for any person who is or was a director, officer, employee or agent of the Corporation, or is or was servicing at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         SECTION 10.9 ADDITIONAL INDEMNIFICATION. In addition to the foregoing provisions of this Article 10, the Corporation shall have the power, to the full extent provided by law, to indemnify any person for any act or omission of such person against all loss, cost, damage and expense (including attorneys' fees) if such person is determined (in he manner prescribed in Section 10.4 hereof) to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Corporation.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

         Inapplicable

ITEM 8.           EXHIBITS

             Number        Description
             ------        -----------
               4A          General Nutrition Companies, Inc. 1996 Management
                           and Director Stock Purchase Plan

               4B General Nutrition Companies, Inc. 1996 Management and Director Stock Option Plan

               4C          Stock Option Agreement

               5 Opinion of James M. Sander, Esquire, Vice President-Law, Chief Legal Officer and Secretary, as to legality of shares being registered and consent

              15 Letter from Deloitte & Touche LLP regarding unaudited interim financial information

               23          Consent of Deloitte & Touche LLP

ITEM 9.           UNDERTAKINGS

         The undersigned Registrant hereby undertakes the following:

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

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                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes, that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such labilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person for the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on February 7, 1997.

                                       GENERAL NUTRITION COMPANIES, INC.

                                       By: /s/ WILLIAM E. WATTS
                                          ----------------------------
                                          William E. Watts
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                                             Date
---------                               -----                                             ----
/s/ JERRY D. HORN              Chairman of the Board and Director                     February 7, 1997
--------------------------
Jerry D. Horn

/s/ WILLIAM E. WATTS           President, Chief Executive Officer and Director        February 7, 1997
--------------------------
William E. Watts

/s/ EDWIN J. KOZLOWSKI         Executive Vice President, Chief Financial              February 7, 1997
--------------------------     Officer, and Treasurer (Principal Financial and
Edwin J. Kozlowski             Accounting Officer)

/s/ THOMAS R. SHEPHERD         Director                                               February 7, 1997
--------------------------
Thomas R. Shepherd

/s/ W. HARRISON WELLFORD       Director                                               February 7, 1997
--------------------------
W. Harrison Wellford

/s/ RONALD L. ROSSETTI         Director                                               February 7, 1997
--------------------------
Ronald L. Rossetti

/s/ DAVID LUCAS                Director                                               February 7, 1997
--------------------------
David Lucas

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



                                 EXHIBIT INDEX

                                                                    Sequential
                                                                       Page
 Number                   Description                                 Number
 ------                   -----------                                 ------

   4A General Nutrition Companies, Inc. 1996 Management and Director Stock Purchase Plan.

   4B General Nutrition Companies, Inc. 1996 Management and Director Stock Option Plan.

   4C   Stock Option Agreement

   5    Opinion of James M. Sander, Esquire, Vice President-Law,
        Chief Legal Officer and Secretary, as to legality of shares being registered and consent.

   15   Letter from Deloitte & Touche LLP Regarding Unaudited
        Interim Financial Information

   23 Consents of Experts - included in Registration Statement under heading "Independent Auditors' Consent."